Exhibit 95

MINE SAFETY INFORMATION

The Federal Mine Safety and Health Act of 1977 (Mine Act) imposes stringent health and safety standards on various mining operations.  The Mine Act and its related regulations affect numerous aspects of mining operations, including training of mine personnel, mining procedures, equipment used in mine emergency procedures, mine plans and other matters.  SWEPCo, through its ownership of Dolet Hills Lignite Company (DHLC), and OPCo, through its use of the Connor Run fly ash impoundment, are subject to the provisions of the Mine Act.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires companies that operate mines to include in their periodic reports filed with the SEC, certain mine safety information covered by the Mine Act.  DHLC and Connor Run received the following notices of violation and proposed assessments under the Mine Act for the quarter ended December 31, 2013:

	DHLC	Conner Run
Number of Citations for S&S Violations of Mandatory Health or Safety Standards under 104 *	0	0
Number of Orders Issued under 104(b) *	0	0
Number of Citations and Orders for Unwarrantable Failure to Comply with Mandatory Health or Safety Standards under 104(d) *	0	0
Number of Flagrant Violations under 110(b)(2) *	0	0
Number of Imminent Danger Orders Issued under 107(a)	0	0
Total Dollar Value of Proposed Assessments **	$787	$0
Number of Mining-related Fatalities	0	0

* References to sections under the Mine Act.
** Assessments pertain to citations issued during the third quarter 2013.

DHLC currently has three legal actions pending before the Federal Mine Safety and Health Review Commission, although all but one have been settled and are awaiting approval of the settlement by the Commission.  Two related actions challenged four violations issued by MSHA following an employee fatality in March 2009 (this matter has been resolved, subject to Commission approval); the third legal action is challenging a (d)(1) citation issued in August 2010 related to a dragline boom issue.  A fourth action, involving the challenge of a 104(a) citation issued in July 2010 related to an oil leak on a drive conveyor gear box, was resolved and approved by the Commission in the fourth quarter 2013.